Exhibit 16


August 12, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561


Dear Sirs/Madams:

We have read Item 4 of ConAgra Foods, Inc.'s Form 8-K/A dated July 15, 2005, and we agree with the statements made in the 3rd and 4th paragraphs and have no basis to agree or disagree with the statements made in the 1st and 2nd paragraphs.

Yours truly,

  /s/ Deloitte & Touche LLP



Omaha, Nebraska